Exhibit 4.3

WARRANT AGREEMENT

Between

HOLDER

And

RELIABLE POWER SYSTEMS, INC.

Dated as of ___, 2001

THIS WARRANT AGREEMENT HAS BEEN ISSUED PURSUANT TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT, DATED AS OF ___, 2001, BY AND BETWEEN THE COMPANY (AS DEFINED HEREIN) AND HOLDER (AS DEFINED HEREIN) (THE “SECURITIES PURCHASE AGREEMENT”). THIS WARRANT AGREEMENT IS SUBJECT TO ALL OF THE TERMS AND CONDITIONS OF THE SECURITIES PURCHASE AGREEMENT AND IS ENTITLED TO THE BENEFITS THEREOF.

THE WARRANTS AND WARRANT SECURITIES TO BE RECEIVED UPON EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE WARRANTS AND WARRANT SECURITIES, AS THE CASE MAY BE, MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT TO THE WARRANTS AND WARRANT SECURITIES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (2) AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

WARRANT AGREEMENT

        THIS WARRANT AGREEMENT (this “Agreement”) is dated as of the ___ day of_____________________ , 2001, and executed by and between ______________________, a _____________________ (“Holder”), and Reliable Power Systems, Inc., a Colorado corporation (the “Company”).

        WHEREAS, pursuant to that certain Securities Purchase Agreement between Holder and the Company dated as of even date herewith (the “Securities Purchase Agreement”), the Company has agreed to grant to Holder or its assigns common stock warrants in the form attached hereto as Exhibit A (the “Warrants”) to acquire shares of the Company’s Common Stock, no par value per share. This Agreement sets forth certain rights and obligations of the Company and Holder with respect to the Warrants.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

I. DEFINITIONS

        Section 1.1     Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings respectively assigned to them below, which meaning shall be applicable equally to the singular and plural forms of the terms so defined. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

        “Dividend” means, as to any Person (as hereinafter defined), any declaration or payment of any dividend (other than a stock dividend) on, or the making of any pro rata distribution, loan, advance, or investment to, any shares of capital stock of such Person.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any successor provisions thereto.

        “Exercise Price” shall have the meaning given in each Warrant. The Exercise Price and the number of shares of Common Stock purchasable pursuant to the Warrants shall be subject to adjustment from time to time as hereinafter set forth in Article IV hereof.

        “Expiration Period” means, with respect to each Warrant, the period commencing on each Warrant’s respective Warrant Effective Date through and including the earlier of second anniversary of the effective date of the Company’s Registration Statement or the third anniversary of the Warrant’s Effective Date. In the event that such anniversary is not a Business Day, the Expiration Period shall be the next succeeding Business day.

        “Exercise Quantity” shall mean the number of shares of Common Stock, determined from time to time, taking into account all shares of Common Stock theretofore issued upon exercise of the Warrants, required to be issued by the Company to the Holders of the Warrants. Exercise Quantity shall initially have the meaning given in each Warrant, and may be adjusted from time to time, pursuant to the provisions of the Warrants or this Agreement.

        “Holder or “Holders” shall mean the Person(s) then registered as the owner(s) of the Warrants or Warrant Securities, as the case may be, on the books and records of the Company.

        “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, estate, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

        “Registration Statement” shall mean the SB-2 or such other registration statement filed by the Company prior to December 31, 2001 pursuant to the terms of the letter of intent with Schneider Securities, Inc.

        “Warrant Securities” shall mean the shares of Common Stock (or other securities representing Common Stock) purchasable or purchased from time to time under the Warrants or acquired upon any transfer of any such shares, together with all additional securities received in payment of dividends or distributions on or splits of those securities or received as a result of the adjustments provided for in Article IV hereof.

II. WARRANTS

        On the Closing Date, the Company will grant to Holder, for good and valuable consideration as more particularly described in the Securities Purchase Agreement and herein, the Warrant in the form attached as Exhibit A hereto. Holder and any subsequent Holder of the Warrant and of Warrant Securities shall have the rights and obligations provided for in the Warrants, in this Agreement and in the Securities Purchase Agreement.

III. COVENANTS

        Section 3.1    Covenants of the Company. The Company hereby covenants and agrees that, during the term of this Agreement, unless Holders of outstanding Warrants evidencing a majority of the Warrants agree otherwise in writing:

                 (1)     Each of the Warrant Securities issued and delivered upon the exercise of the Warrants and payment of the Exercise Price will be duly and validly authorized and issued, will be fully paid and nonassessable, and will not be subject to any unpaid tax or any lien, whether respecting their issuance to and purchase by the Holder of the Warrants or otherwise. The Company will take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed.

                 (2)     The Company shall reserve and at all times keep available for issuance an authorized number of shares of Common Stock sufficient to permit the full and immediate exercise of the Warrants and the full and immediate exercise, exchange and conversion of all other securities, options, warrants and other rights issued or granted by the Company.

                 (3)     The Company shall not permit the par value of its Common Stock to exceed, at any time, the Exercise Price and shall take all such actions as may be necessary or appropriate to ensure that it does not do so.

                 (4)     As soon as available, and in no event later than the dates filed with the SEC or any other Governmental Person or other regulatory authority, if such documents are so filed, the Company shall, unless available on the Commission’s EDGAR system, or otherwise readily available on the internet, deliver to the Holder(s) of the Warrants and the Warrant Securities copies of (i) all annual and quarterly financial statements made available by the Company to its stockholders, (ii) all reports, notices and proxy or information statements sent or made available generally by the Company to its stockholders, and (iii) all regular and periodic reports and all registration statements, prospectuses and other information filed by the Company with the Commission, relevant state authorities or other securities exchange, securities quotation system or other self-regulatory organization.

                 (5)     The Company shall cooperate with the Holder(s) of the Warrants and the Warrant Securities in supplying such information (excluding legal opinions) as may be reasonably necessary for the Holder(s) to complete and file any information or other reporting forms from time to time required by the Commission, relevant state authorities or any securities exchange, securities quotation system or other self-regulatory organization, including, without limitation, information pertaining to or required for the availability of any exemption from the securities laws for the sale, transfer or other disposition of the Warrants or any of the Warrant Securities, provided, that in connection with such cooperation the Company shall not be required to incur, in the aggregate, actual expenses in excess of $2,500.

                 (6)     Additionally the holder shall have the cashless conversion options provided in Section 8 of the Warrant.

IV. ADJUSTMENTS

        Section 4.1    Adjustment of Exercise Price in the Event of Dividends, Stock Splits and Reverse Splits. In case the Company shall at any time issue Common Stock by way of a Dividend or other distribution on any stock of the Company or effect a stock split or reverse stock split of the outstanding shares of Common Stock, the Exercise Price then in effect shall be proportionately decreased in the case of such issuance (on the day following the date fixed for determining shareholders entitled to receive such dividend or other distribution) or decreased in the case of such stock split or increased in the case of such reverse stock split (on the date that such stock split or reverse stock split shall become effective), by multiplying the Exercise Price in effect immediately prior to the stock dividend, stock split or reverse stock split by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such stock dividend, stock split or reverse stock split, and the denominator of which is the number of shares of Common Stock outstanding immediately after such stock dividend, stock split or reverse stock split.

        Section 4.2    Right to Reduce Exercise Price. The Company shall have the right (but not the obligation) to reduce the Exercise Price at any time and from time to time that such appears in the Company’s best interests to do so.

        Section 4.3    Subdivision or Combinations. In case the Company shall at any time change as a whole, by subdivision or combination in any manner or by the making of a stock dividend, the number of outstanding shares of Common Stock into a different number of shares, with or without par value, (i) the Exercise Quantity immediately prior to such change shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease, respectively, in the number of shares outstanding immediately prior to such change, and (ii) the Exercise Price in effect immediately prior to such change shall be increased or decreased, as the case may be, in inverse proportion to such increase or decrease in the number of such shares outstanding immediately prior to such change.

        Section 4.4    Reorganization; Asset Sales; Etc. In case of (i) any capital reorganization or any reclassification of the capital stock of the Company, (ii) any consolidation or merger of the Company or any Subsidiary with or into another corporation or entity, (iii) the disposition or transfer of the assets of the Company other than in the ordinary course of the Company’s business, or (iv) the dissolution, liquidation or winding up of the Company, the Holders shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such transaction or event that appropriate provision shall be made so that such Holders shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property receivable in such transaction by a Holder of the number of shares of Common Stock of the Company into which this Agreement entitled the Holder to purchase immediately prior to such capital reorganization, reclassification of capital stock, non-surviving combination or disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article IV with respect to rights and interests thereafter purchasable upon the exercise of a Warrant.

        Section 4.5    Adjustment Statement. Whenever the Exercise Price or Exercise Quantity is adjusted as herein provided, the Company shall forthwith deliver to the Holders a statement signed by the President of the Company and by its Treasurer or Secretary stating the adjusted Exercise Price or Exercise Quantity for which the Warrants are exercisable, determined as specified herein. The statement shall show in detail the facts requiring such adjustment, including a statement of the consideration received by the Company for any additional stock issued. Failure to deliver such statement shall in no way effect the change to the price or quantity of the Warranty Securities.

        Section 4.6    Prior Notice to the Holders. If at any time:

                 (1)      The Company shall pay any Dividend payable in Common Stock or upon its capital stock or make any distribution (other than cash dividends) to the Holders of its capital stock; or

                 (2)     The Company shall offer for subscription pro rata to the Holders of its capital stock any additional shares of stock of any class or any other rights; or

                 (3)     The Company shall effect any capital reorganization or any reclassification of or change in the outstanding capital stock of the Company (other than a change in par value, or a change from par value to no par value, or a change from no par value to par value, or a change resulting solely from a subdivision or combination of outstanding shares), or any consolidation or merger, or any sale, transfer or other disposition of all or substantially all of its property, assets, business and goodwill as an entirety, or the liquidation, dissolution or winding up of the Company; or

                 (4)     The Company shall declare a Dividend upon its capital stock payable otherwise than out of earnings or earned surplus or otherwise than in shares or any stock or obligations directly or indirectly convertible into or exchangeable for shares;

then, in any such event, the Company shall cause at least 30 days’ prior written notice to be mailed to the Holders at the address of each such Holder shown on the books of the Company. The notice shall also specify the date on which the books of the Company shall close or a record be taken for such stock dividend, distribution or subscription rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution, winding up, or dividend, as the case may be, shall take place, and the date of participation therein by the holders of shares of capital stock if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the rights of the Holder.

        Section 4.7    Disputes. If there is any dispute as to the computation of the Exercise Price or the Exercise Quantity, the Company will retain, at its expense, an independent accounting firm to conduct an audit of the computations pursuant to the terms hereof involved in such dispute, including the financial statements or other information upon which such computations were based. The determination of such independent accounting firm shall, in the absence of manifest error, be binding. If there shall be a dispute as to the selection of such independent accounting firm, such firm shall be appointed by the American Arbitration Association (“AAA”).

V. TRANSFER OF WARRANTS AND WARRANT SECURITIES

        Section 5.1    Transfer. Except as set forth in Section 5.2 below, the Warrants and the Warrant Securities and all rights thereunder are transferable, in whole or in part, on the books of the Company to be maintained for such purpose, upon surrender of such Warrant at the office of the Company maintained for such purpose, together with a written assignment of such Warrant duly executed by the Holder hereof or its agent or attorney and payment of funds sufficient to pay any stock transfer taxes payable upon the making of such transfer. Upon such surrender and payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and this Warrant shall promptly be canceled. If and when the transferred Warrant is assigned in blank, the Company may (but shall not be obliged to) treat the bearer thereof as the absolute owner of such Warrant for all purposes and the Company shall not be affected by any notice to the contrary. The transferred Warrant, if properly assigned in compliance herewith, may be exercised by an assignee for the purchase of shares of Common Stock without having a new Warrant issued. The Company will not close its stock transfer books against a transfer of the Warrants or the Warrant Securities or any exercise of the Warrants. Any such transfer or exercise tendered while such stock transfer books shall be closed shall be deemed effective immediately prior to such closure.

        Subject to Section 5.2 below, the Warrants may be divided or combined with other Warrants upon presentation at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder thereof or its agent or attorney. Subject to compliance with this Section, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

        The Company shall pay all expenses, taxes (other than income taxes or stock transfer taxes, if any, of the transferee) and other charges incurred by the Company in the performance of its obligations in connection with the preparation, issue and delivery of Warrants under this Section. The Company agrees to maintain at its office books for the registration and transfer of the Warrants. Notwithstanding any provision to the contrary contained herein, the Warrants and the Warrant Securities shall be transferable only in compliance with the provisions of the Securities Act and applicable state securities laws in respect of the transfer of any Warrant or any Warrant Securities.

        Section 5.2    Transfer Restrictions. Neither this Warrant Agreement, the Warrants nor the Warrant Securities, when issued, have been registered under the Securities Act or under the securities laws of any state. Neither this Agreement, the Warrants nor the Warrant Securities, when issued, may be transferred: (a) if such transfer would constitute a violation of any federal or state securities laws or a breach of the conditions to any exemption from registration thereunder and (b) unless and until one of the following has occurred: (i) registration of the Warrant Securities under the Securities Act, and such registration or qualification as may be necessary under the securities laws of any state, has become effective, or (ii) the Holder has delivered evidence reasonably satisfactory to the Company that such registration or qualification is not required.

        Each certificate for Warrant Securities issued upon exercise of a Warrant and each certificate issued to a subsequent transferee, unless at the time of exercise such Warrant Securities are registered under the Securities Act, shall bear a legend substantially in the following form (and any additional legends required by law) on the face thereof:

THE WARRANT AND SECURITIES TO BE RECEIVED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR THE WARRANT SECURITIES MAY BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, WHETHER OR NOT FOR CONSIDERATION, IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT AND QUALIFICATION IN EFFECT WITH RESPECT TO THIS WARRANT OR THE WARRANT SECURITIES UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS OR (2) AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

        Section 5.3    Replacement of Instruments. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate or instrument evidencing any Warrants or Warrant Securities, and (a) in the case of loss, theft or destruction, upon receipt by the Company of indemnity reasonably satisfactory to it (provided that, if the owner of the same is a commercial bank or an institutional Holder or investor, its own agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the Company, will execute, register and deliver, in lieu thereof, a new certificate or instrument for (or covering the purchase of) an equal number of Warrants or Warrant Securities. The Holder of the Warrant or Warrant Securities shall be responsible for the cost of any bond required or recommended by the Company or the Company’s stock transfer agent.

VI. MISCELLANEOUS

        Section 6.1    Term. Except as otherwise expressly provided in this Agreement or the Warrants, this Agreement shall expire on the earlier of two (2) years after the effective date of the Company’s registration statement for a public offering of at least six million dollars ($6,000,000) or three years after the date hereof, provided that the Company’s obligations to honor an exercise of the Warrants properly given to the company prior to such expiration or to perform any obligation shall continue and survive notwithstanding the expiration of this Agreement.

        Section 6.2    No Waiver Under Other Agreements. The terms and provisions contained in this Agreement are not intended and shall not be construed to waive, modify, repeal, stay, diminish or otherwise impair or affect in any manner whatsoever any right or remedy of Holder or the Holder(s) under the Company’s Articles of Incorporation, By-Laws or similar agreements.

        Section 6.3    Reliance. Each party to this Agreement shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or other communication reasonably believed by this party to be genuine and to have been signed, sent or made by the proper Person or Persons.

        Section 6.4    Notice. Unless otherwise specifically provided herein, all communications under this Agreement and the Warrants shall be given in accordance with Section 6.5 of the Securities Purchase Agreement.

        Section 6.5    Enforcement. The Company acknowledges that the Holders may proceed to exercise or enforce any right, power, privilege, remedy or interest that they may have under this Agreement or applicable law without notice, except as otherwise expressly provided herein, without pursuing, exhausting or otherwise exercising or enforcing any other right, power, privilege, remedy or interest that they may have against or in respect of any other party, or any other Person or thing, and without regard to any act or omission of such party or any other Person.

        Section 6.6    Interpretation; Headings; Severability.

        (1)     The parties acknowledge and agree that the normal rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        (2)     The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

        (3)     In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, such determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

        (4)     If any period of time specified in this Agreement expires on a day that is not a Business Day, that period shall be extended to and expire on the next succeeding Business Day. For purposes hereof, a Business Day shall be any Monday through Friday, excluding such days on which banks in the State of Colorado are permitted or required to be closed.

        Section 6.7    Survival of Covenants. Each of the covenants and other agreements of the parties contained in this Agreement shall be absolute and, except as otherwise expressly provided, unconditional, shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the term of this Agreement has expired.

        Section 6.8    No Required Exercise. No term or provision of the Warrants or this Agreement is intended to require, nor shall any such term or provision be construed as requiring, any Holder of the Warrants to exercise the Warrants.

        Section 6.9    Binding Effect. This Agreement shall be binding upon and enforceable against the parties hereto and their espective successors and assigns.

        Section 6.10    No Waiver by Action. The failure or delay of a party at any time or times to require performance of, or to exercise its rights with respect to, any term or provision of this Agreement (except as otherwise expressly provided herein) shall not affect its right at a later time to enforce any such provision. This section in 6.10 shall in no way be interpreted as extending the Expiration Date of the Warrant.

        Section 6.11    Waiver; Modification; Amendment. Each and every modification to and amendment of this Agreement shall be in writing and signed by the Company, Holder (if at that time it is a Holder) and by the Holders of a majority in interest of all issued and unissued Warrant Securities. Each and every waiver of and consent to any departure from any term or provision hereof (except as otherwise provided herein) shall be in writing and signed by Holder (if at that time it is a Holder) and by the Holders of a majority in interest of all issued and unissued Warrant Securities and by each party against whom enforcement of the waiver or consent may be sought.

        Section 6.12    Entire Agreement. This Agreement, the Securities Purchase Agreement, the Warrant Registration Rights Agreement, the Subscription Agreement, the Lock-up Agreement and the Warrants contain the entire agreement of the parties and supersede all other representations, warranties, agreements and understandings, oral or otherwise, among the parties hereto with respect to the matters contained herein, except as otherwise provided herein.

        Section 6.13    Governing Law; Arbitration. THIS AGREEMENT, THE WARRANTS AND THE WARRANT SECURITIES AND ALL AMENDMENTS, SUPPLEMENTS, WAIVERS AND CONSENTS RELATED HERETO OR THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. ALL DISPUTES SHALL BE RESOLVED PURSUANT TO THE ARBITRATION PROVISION CONTAINED IN THE SECURITIES PURCHASE AGREEMENT.

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed as of the day and year first above written.

Holder:

______________________________
A ____________________________

By: ___________________________
Name:
Title:

THE COMPANY:

Reliable Power Systems, Inc.
A Colorado corporation

By: __________________________
        David Mazur
President

Exhibit A

Form of Warrant Agreement

WARRANT

No. W-__-2001

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERD UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HEYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH STATE LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

WARRANT TO PURCHASE SHARES OF COMMON STOCK OF
RELIABLE POWER SYSTEMS, INC.

For value received, , (“Holder”), is the owner of a warrant (“Warrant”) which represents the right to acquire from Reliable Power Systems, Inc., a Colorado corporation (the “Company”), ten thousand (10,000) shares of the Company’s common stock, no par value per share (the “Common Stock”), for an exercise price per share of eighty (80%) percent of the price per share in the Company’s public offering, provided that if the Company does not complete a public offering on or before December 31, 2001, the exercise price shall be Three and 50/100ths Dollars ($3.50) per share (the “Exercise Price”).

This Warrant is subject to the following terms and conditions:

1     Exercise of Warrant. This Warrant may be exercised by Holder, in whole or in part by (a) surrender of this Warrant at the principal office of the Company at 210 5th Street, Suite B, Castle Rock, Colorado 80104 (or such other office or agency of the Company as may be designated by the Company in a written notice to Holder at the address of Holder appearing on the books of the Company) with the appropriate form attached hereto duly executed, at any time within the period beginning on the date hereof and expiring at 5:00 p.m. Mountain Time, on the earlier of the second anniversary of the closing of the Reliable Power Systems, Inc. One Million Five Hundred Thousand Dollars ($1,500,000) Bridge Financing (the “Exercise Period”) or the third anniversary of the date of this Warrant and (b) delivery to the Company of a certified or cashier’s check for the amount of the Exercise Price for such shares. Holder shall become the record owner of the shares of Common Stock so purchased as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares of Common Stock. Certificates representing the shares of Common Stock so purchased shall be delivered to Holder promptly and in no event later than ten (10) business days after this Warrant shall have been so exercised and, unless this Warrant has expired or been exercised in full, a new Warrant representing the then-unexercised portion of this Warrant shall be delivered to Holder within such time. Except with respect to shares of Common Stock currently held by Holder, Holder shall have no right as a shareholder of the Company unless and until the Warrants are exercised. Within ten (10) days of closing a public offering of at least Six Million Dollars ($6,000,000) the Company shall provide Holder with written notice indicating the actual Expiration Date. Failure to provide such notice shall have no effect on the Expiration Date.

2.     Adjustment of Exercise Price and Number of Shares of Common Stock Issueable Upon Exercise of Warrant. The number of shares of Common Stock purchasable upon the exercise of the Warrant and payment of the Exercise Price shall be subject to adjustment in the manner set forth in the Warrant Agreement.

3.     Warrant Certificates. The form of this Warrant Certificate need not be changed because of any change in the Exercise Price or in the number or kind of shares purchasable upon the exercise of the Warrant.

4.     No Fractional Shares. No certificates representing fractional shares of Common Stock shall be issuable upon any exercise of this Warrant. In lieu of any fraction of a share, the Company shall make a payment in cash based on the current market price of the stock as listed on any stock exchange or in the event that the stock is not listed at the fair market value as determined by the Company’s board of directors.

5.     No Voting Rights. This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Company.

6.     Restrictions of Transfer and Legend. The Holder is acquiring this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution or sale of any part thereof and with no present intention of selling, granting participation in or otherwise distributing the same. The Holder acknowledges that this Warrant and the underlying Common Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under applicable state securities laws and confirms to the Company that it understands the restrictions on resale imposed by the Securities Act. The Holder understands that the Warrant is neither transferable nor assignable, subject to limited exceptions, provided, that the Warrant may be transferred to a limited partner, general partner or other entity or person that directly or indirectly controls, or is controlled by, or is under common control with, Holder. A legend setting forth or referring to the above restrictions shall be placed on this Warrant, any replacement hereof and any certificate representing a security issued pursuant to the exercise of this Warrant and a stop transfer restriction or order may be placed on the books of the Company and with any transfer agent until such securities may be legally sold or otherwise transferred.

7.     Registration Rights. After properly exercising this Warrant, the Holder shall have registration rights, as set forth in the Registration Rights Agreement attached hereto and incorporated herein by this reference.

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8.     Right to Convert Warrant.

(a)	The Holder shall have the right to convert this Warrant (the “Conversion Right”), in whole but not in part, at any time prior to the expiration of the Exercise Period, into shares of Common Stock as provided for in this Section 8. Upon exercise of the Conversion Right, the Company shall deliver to the Holder (without payment by the Holder of any Exercise Price) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the value of this Warrant at the time the Conversion Right is exercised (determined by subtracting the aggregate Exercise Price for this Warrant in effect immediately prior to the exercise of the Conversion Right from the amount obtained by multiplying the number of shares of Common Stock issuable upon the exercise of this Warrant by the Current Market Price (as defined in subparagraph (d)) on the trading day immediately preceding the exercise of the Conversion Right) by (y) the Current Market Price of one share of Common Stock on the trading day immediately preceding the exercise of the Conversion Right.

(b)	The Conversion Right may be exercised by the Holder, at any time during the Exercise Period, on any business day by delivering a written notice in the form attached hereto (the “Conversion Notice”) to the Company at the offices of the Company designated in Section 3 hereof, exercising the Conversion Right and specifying (i) the total number of shares of Common Stock the Holder will purchase pursuant to such conversion and (ii) a place and date not less than one nor more than 20 business days from the date of the Conversion Notice for the closing of such purchase.

(c)	At any closing under Section 8(b) hereof, (i) the Holder will surrender this Warrant and (ii) the Company will deliver to the Holder a certificate or certificates for the number of shares of Common Stock issuable upon such conversion, together with cash, in lieu of any fraction of a share, as provided in Section 6 above.

(d)	Current Market Price means the average of the highest reported bid and lowest reported asked prices for the five (5) trading days immediately prior to the conversion as furnished by the National Association of Securities Dealers, Inc.; provided if the Common Stock is selling on the NASDAQ Market the Current Market Price shall mean the average closing price for the five (5) trading days immediately prior to the conversion. If on any such trading day the Common Stock is not traded on the NASDAQ and is not quoted by the NASD the Current Market Price shall be determined by the board of directors.

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9.     Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws, and not the laws of conflict, of the State of Colorado.

10.     Incorporation By Reference. This warrant shall at all times be controlled by the terms of the Warrant Agreement attached hereto and incorporated herein by this reference.

Dated: _______, 2001

RELIABLE POWER SYSTEMS, INC. A Colorado Corporation By: _____________________________________________________ David Mazur President HOLDER _____________________________________________________

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